SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            Beacon Power Corporation
                (Name of Registrant as Specified In Its Charter)

                            Beacon Power Corporation
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2)   Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4)   Proposed maximum aggregate value of transaction:

    5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

                            Beacon Power Corporation
                             234 Ballardvale Street
                              Wilmington, MA 01887

                                 April 25, 2003


Dear Stockholder:

     I am pleased to invite you to the 2003 Annual Meeting of Stockholders of Beacon Power Corporation, which will be held on Thursday May 29, 2003, at 10:00 a.m., at the offices of Beacon, 234 Ballardvale Street, Wilmington, Massachusetts.

     The accompanying Notice of Annual Meeting of Stockholders and proxy statement contain the matters to be considered and acted upon. Please read these materials carefully.

     Matters scheduled for consideration at the Annual Meeting are the election of directors and the ratification of Beacon's independent auditors.

     I hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented and voted. ACCORDINGLY, I URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE RETURN ENVELOPE PROVIDED.

                                Very truly yours,

                                /s/ F. William Capp

                                F. William Capp
                                President and Chief Executive Officer

                            Beacon Power Corporation
                             234 Ballardvale Street
                              Wilmington, MA 01887

                            Notice of Annual Meeting
                                  May 29, 2003


To the Stockholders of
Beacon Power Corporation

     We are hereby notifying you that Beacon Power Corporation will be holding its Annual Meeting of Stockholders at the offices of the Company, 234
Ballardvale Street, Wilmington, Massachusetts, on Thursday, May 29, 2003 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

     (1) To elect certain members of the Company's Board of Directors for the ensuing year and until their successors are duly elected and qualified.

     (2) To ratify the selection of Deloitte & Touche LLP as independent auditors to audit our books and accounts for the fiscal year ending December 31, 2003.

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

By Order of the Board of Directors,
Beacon Power Corporation

/s/ James M. Spiezio

James M. Spiezio
Secretary

April 25, 2003
Mailed at Boston, Massachusetts

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                            Beacon Power Corporation
                             234 Ballardvale Street
                         Wilmington, Massachusetts 01887

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 29, 2003

                                  INTRODUCTION

     We are furnishing you with this Proxy Statement in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders ("Annual Meeting") of Beacon Power Corporation to be held on May 29, 2003 and at any adjournment of the Annual Meeting, for the purposes set forth in the accompanying notice of the meeting. All holders of record of our Common Stock at the close of business on April 11, 2003 will be entitled to vote at this meeting and any adjournments thereof. The stock transfer books have not been closed.

                             SOLICITATION OF PROXIES

     We are soliciting proxies in the form enclosed on behalf of the Board of Directors. We will vote any such signed proxy, if received in time for the voting and not revoked, at the Annual Meeting according to your directions. We will vote any proxy that fails to specify a choice on any matter to be acted upon for the election of each nominee for director and in favor of each other proposal to be acted upon. If you submit a signed proxy in the form enclosed, you will have the power to revoke it at any time before we exercise it by filing a later proxy with us, by attending the Annual Meeting and voting in person, or by notifying us of the revocation in writing addressed to the Secretary of Beacon Power Corporation at 234 Ballardvale Street, Wilmington, MA 01887.

     We will begin mailing the Proxy Statement and accompanying proxy card to our stockholders on April 25, 2003.

     We will pay for all expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board. In addition to the solicitation of proxies by use of the mail, officers and regular Beacon employees may solicit proxies on behalf of the Board by telephone, telegram or personal interview, and we will bear the expenses of such efforts. We also may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at our expense.

                                  VOTING RIGHTS

     As of April 11, 2003, we had 42,812,897 shares of our Common Stock, $0.01 par value ("Common Stock"), issued and outstanding. Each share of Common Stock that you own entitles you to one vote on each matter to be voted upon at the Annual Meeting. All holders of Common Stock vote together as one class. If you withhold a vote with regard to the election of directors, such vote will have no effect because directors who receive a plurality of votes are elected. An abstention on the ratification of accountants will have the same legal effect as a vote against such matter because the ratification requires the votes of a majority of shares represented at the meeting. Brokers holding shares in street name have the authority to vote in favor of all the nominees for director and in favor of ratifying accountants when they have not received contrary instructions from the beneficial owners.

     We will have a quorum for the transaction of business at the Annual Meeting if the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote are present in person or represented by proxy. We will count abstentions and broker non-votes in determining whether a quorum is present. If we do not have a quorum, we may postpone the Annual Meeting from time to time until stockholders holding the requisite number of shares of Common Stock are present or represented by proxy.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 31, 2003, certain information concerning the ownership of shares of Common Stock by (i) each person or group that we know owns beneficially more than five percent of the issued and outstanding shares of Common Stock, (ii) each director and nominee for director,
(iii) each named executive officer described in "Compensation of Executive Officers" below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named has sole investment and voting power with respect to his or its shares of Common Stock shown.


                                                            Number of                  Percentage of
                                                             Shares                     Common Stock
                                                          Beneficially                  Beneficially
    Name and Address of Beneficial Owner (1)              Owned (2) (3)                Owned (2) (3)
-------------------------------------------------  ----------------------------  ---------------------------
F. William Capp                                                        500,000              1.2%
William J. Driscoll                                                     83,334               *
Robert D. French                                                         1,709               *
Matthew L. Lazarewicz (4)                                              367,479               *
Maureen A. Lister                                                          175               *
James M. Spiezio                                                       254,384               *
Philip J. Deutch                                                        20,000               *
Jack P. Smith (5)                                                       21,500               *
Kenneth M. Socha                                                        20,000               *
William E. Stanton (6)                                               1,107,118              2.5%
Perseus Capital, L.L.C. (7)                                         16,014,944             33.8%
SatCon Technology Corporation (8)                                    4,879,614             11.4%
David B. Eisenhaure (9)                                              5,700,010             13.3%
DQE Enterprises, Inc. (10)                                           3,994,702              9.3%
GE Capital Equity Investments, Inc. (11)                             4,440,475             10.1%
The Beacon Group Energy Investment Fund II,
L.P. (12)                                                            3,055,856              7.0%
All directors and executive officers as a
group  persons (8 persons)                                           2,372,315              5.3%

--------------
*   Less than 1%.

(1) The address for all executive officers and directors is c/o Beacon Power Corporation, 234 Ballardvale Street, Wilmington, MA 01887. Messrs. Capp, Driscoll, Lazarewicz, and Spiezio are executive officers of Beacon. Messrs. Capp, Deutch, Smith, Socha and Stanton are directors of Beacon. Mr. French and Ms. Lister were officers of Beacon until December 31, 2002, and March 12, 2002, respectively.

(2)       The  number  of  shares  beneficially  owned  by each  stockholder  is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to those securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after March 31, 2003 through the exercise of any warrant, stock option or other right. The inclusion in this proxy statement of these shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying warrants or options held by that person that are exercisable or convertible within 60 days of March 31, 2003, but excludes shares of common stock underlying warrants or options held by any other person.

(3) Includes the following number of shares of common stock issuable upon the exercise of stock options which may be exercised on or before May 30, 2003: Mr. Capp, 500,000; Mr. Driscoll, 83,334; Mr. Spiezio,
          206,666;  Mr.  Lazarewicz,  253,332;  Mr. Deutch,  20,000;  Mr. Smith,
          20,000; Mr. Socha, 20,000; and Mr. Stanton, 797,800.

(4) Includes 2,500 shares of common stock held in trust for Mr. Lazarewicz' wife and sister-in-law, for which Mr. Lazarewicz acts as sole trustee. Mr. Lazarewicz disclaims beneficial ownership over these shares.

(5) Includes 500 shares of common stock held by Mr. Smith's son. Mr. Smith disclaims beneficial ownership over these shares.

(6) Includes 1,000 shares of common stock held by Mr. Stanton's wife. Mr. Stanton disclaims beneficial ownership over these shares.

(7) Includes shares of common stock issuable upon exercise of warrants to purchase 4,512,593 shares of common stock. Perseus Capital's address is 2099 Pennsylvania Avenue, N.W., Suite 900, Washington, DC 20006. Mr. Philip J. Deutch and Mr. Kenneth M. Socha, members of the Board of Directors of the Company, are also Managing Director and Senior Managing Director, respectively, of Perseus, L.L.C.,

(8) Includes shares of common stock issuable upon exercise of warrants to purchase 173,704 shares of common stock. SatCon Technology's address is 161 First Street, Cambridge, MA 02142.

(9) Includes the shares and warrants held by SatCon of which Mr. Eisenhaure is the President, Chief Executive Officer and Chairman of the Board of Directors. Mr. Eisenhaure disclaims beneficial ownership of these shares.

(10) DQE Enterprises' address is One Northshore Center, Suite 100, 12 Federal Street, Pittsburgh, PA 15212.

(11) Includes shares of common stock issuable upon exercise of warrants to purchase 1,573,333 shares of common stock and options to purchase 10,000 shares of common stock. Also includes shares of common stock issuable upon exercise of options to purchase 120,000 shares of common stock issued to GE Corporate Research and Development. GE Equity's address is 120 Long Ridge Road, Stamford, CT 06927.

(12) Includes shares of common stock issuable upon exercise of warrants to purchase 1,018,000 shares of common stock. Beacon Group's address is 399 Park Avenue, New York, NY 10022.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     The Board of Directors has nominated the person named below for election at the Annual Meeting as director. The director who is elected shall hold office until his respective successor shall have been duly elected and qualified. In accordance with Delaware General Corporation Law, the nominee for director needs a plurality of the votes of shares present in person or represented by proxy at the Annual Meeting in order to gain election.

     The nominee is a member of the present Board. The nominee for director has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director, if elected at the Annual Meeting. The persons named in the proxy intend to vote for the following nominees.

     THE BOARD RECOMMENDS A VOTE FOR THE NOMINEE FOR DIRECTOR LISTED BELOW.

Name and Age               Principal Occupation and Other Information
-------------------------  ------------------------------------------

William  E.  Stanton,  59  Mr.  Stanton has been a director of the Company since its formation in 1997. He served as the President and CEO of the Company from January 1998 through December of 2001. Prior to joining Beacon, Mr. Stanton was the Chief Operating Officer of SatCon from September 1995 to May 1997, where he managed operations and the
                           strategy   development   to  convert  SatCon  from  a
                           contract research and development company to a commercial product organization. This strategy included the formation of Beacon Power. Prior to joining SatCon, Mr. Stanton was one of two Vice Presidents of Operations at the Charles Stark Draper Laboratory where he managed $75,000,000 of contract research and development annually. At Draper, he had also served as the Vice President of Corporate Development, where he led strategic planning, developed and managed a $25,000,000 annual corporate research and development program, and helped create new business units that were generating over $30,000,000 in software and avionics products annually. Mr. Stanton received a Bachelor's Degree in Electrical Engineering from the University of Maine, a Master's Degree in Instrumentation and Control from the Massachusetts Institute of Technology, and a Master's in Business Administration from the Harvard Business School.

              CERTAIN INFORMATION REGARDING OUR BOARD OF DIRECTORS

Board Composition

         We now have a board of five members, four of whom are outside directors. The director elected at this meeting will be for a term that expires at the third succeeding annual meeting of our stockholders after their election. Although three board seats were vacated by the resignation of directors; Ms. Nancy Hawthorne and Messrs Alan Goldberg and David Eisenhaure; three existing board members were appointed to serve the remainder of their terms.

         Members of the current board of directors with terms that expire after 2003 are as follows:

Name and Age               Principal Occupation and Other Information
-------------------------  ------------------------------------------

F. William Capp, 54        Mr.  Capp  has  served  as our  President  and  Chief
                           Executive  Officer  since  December  1,  2001 when he
                           joined Beacon Power.  Prior to joining  Beacon Power,
                           Mr. Capp was the President of the  Telecommunications
                           group  of  Bracknell  Corporation,   a  company  that
                           provided  infrastructure  for the  telecommunications
                           industry  with  annual  sales of $350  million and 30
                           regional   offices  in  the  US  and   Canada.   From
                           1997-2000,  Mr.  Capp  served as the  President  of a
                           division  of York  International  where he  increased
                           aftermarket  sales  by over  50%  from  1997 to 1999,
                           which  were  the two  most  profitable  years in that
                           division's  history.  From  1978-1997,  Mr. Capp held
                           numerous positions at Ingersoll Rand. From 1992-1997,
                           he served as Vice  President  and General  Manager of
                           the Compressor  Division were he was  responsible for
                           an operation  with over 700  employees.  He managed a
                           complex  supply chain  including over $100 million in
                           purchases   from  a  variety   of   companies.   From
                           1989-1992,   Mr.  Capp  was  the  Vice  President  of
                           Technology  for the  Torrington  Company,  which is a
                           $900 million  manufacturer  of bearings and precision
                           components  to the  automotive  and other  industries
                           worldwide.  Mr. Capp assisted in the  development  of
                           new  products,  new  manufacturing  technologies  and
                           project  management.  He  also  held  numerous  other
                           engineering positions within Ingersoll Rand. Prior to
                           joining  Ingersoll Rand in 1978, he worked for Ford's
                           Truck   Division   in  such   positions   as  project
                           engineering,  supervisor,  and product planning.  Mr.
                           Capp received his Bachelor of Science in Aeronautical
                           Engineering  from  Purdue  University,  a  Master  of
                           Business   Administration  and  a  Master  Degree  in
                           Mechanical   Engineering   from  the   University  of
                           Michigan. He also has his Black Belt Training Program from the American Society for Quality. Mr. Capp has been appointed to fill the vacancy resulting from the resignation of Mr. Goldberg. Mr. Capp's term of office expires in 2005.


Kenneth M. Socha, 56       Mr. Socha has served as Senior  Managing  Director of
                           Perseus  Capital  since  1996.  He  was  one  of  the
                           founders    of   The   Clarion    Securities    Group
                           Incorporated,  a registered  broker-dealer and a NASD
                           member.   He   resigned  as   President   of  Clarion
                           Securities  in 1985 to return to the  practice of law
                           full time as a partner of the New York office of Lane
                           & Edson,  and became a partner of Dewey Ballantine in
                           New  York  City  in  1988.   Mr.   Socha  left  Dewey
                           Ballantine in February 1992 to devote additional time to Rappahannock Investment Company, the predecessor of Perseus Capital. Mr. Socha is a director of four private companies in which Perseus has investments.
                           He is a graduate of the University of Notre Dame and the Duke University School of Law. Mr. Socha has served as a director since October 1998 and serves as Chairman of our compensation committee and is a member of the audit committee. Mr. Socha's term of office expires in 2004.


Philip J. Deutch, 38       Mr.  Deutch  has  served as a  Managing  Director  of
                           Perseus since 1997. In this position,  Mr. Deutch has
                           led   Perseus'   investments   in   numerous   energy
                           technology companies.  Mr. Deutch serves on the board
                           of  directors  of Metallic  Power,  Encorp,  Northern
                           Power Systems, and International  Marketing Concepts.
                           Assuming  the closing of the  committed  financing of
                           Evergreen  Solar,  Inc. Mr. Deutch will also join the
                           board of directors of that company.  Prior to joining
                           Perseus,  Mr.  Deutch was an  attorney  at Williams &
                           Connolly   LLP.   and  worked  in  the   Mergers  and
                           Acquisitions  Department  of Morgan  Stanley & Co. in
                           New York City.  In this  position,  Mr.  Deutch was a
                           member   of   execution   teams   for   acquisitions,
                           divestitures, and leveraged buyouts. Mr. Deutch is a graduate, with distinction, of Stanford Law School and of Amherst College where he was elected a member of Phi Beta Kappa. Mr. Deutch is a term member of the Council of Foreign Relations and serves on the board of directors of the City Lights School, and the International Center for Research on Women. Mr.
                           Deutch has served as a director of the Company  since
                           October 1998 and is a member of the audit  committee.
                           Mr. Deutch has been appointed to fill the vacancy resulting from the resignation of Ms. Hawthorne. Mr.
                           Deutch's term of office expires in 2005.


Jack P. Smith, 54          Mr. Smith is  President  and CEO of More Space Place,
                           Inc.,  a leading  producer  and retailer of furniture
                           system   solutions.   Currently   located  mainly  in
                           Florida,  the company has several retail locations in
                           other  states  as well.  Prior to More  Space  Place,
                           Inc.,   Mr.  Smith  served  as  President  and  Chief
                           Executive  Officer of Holland Neway  International in
                           Muskegon,    Michigan,   a   leading   designer   and
                           manufacturer   of   suspension   systems   and  brake
                           actuators for the commercial vehicle market. In 2000,
                           this  650-person  company had worldwide sales of $200
                           million. During his tenure, Smith was responsible for
                           growing  sales  of  Holland  Neway   (formerly  Neway
                           Anchorlok  International)  from  $70  million  to the
                           present  level  of  $200  million.   He  developed  a
                           comprehensive  strategic  vision for growth  that has
                           enabled  the  company to  successfully  grow  despite
                           stiff  competition  and  steadily   declining  market
                           prices for brake and suspension components.  In 1992,
                           Smith led the company's divestiture from Lear Siegler
                           to American  Industrial  Partners  (AIP), a financial
                           buyer.  In 1995,  Smith led a  successful  management
                           buyout of the company  with equity  partner  Kohlberg
                           Kravis Roberts. From 1992 to 1999, these transactions
                           generated  an equity  return  of over  $110  million.
                           Smith also held the positions of V.P.Engineering  and
                           Quality  Assurance at Neway  Anchorlok  International
                           and directed the  engineering  and quality  assurance
                           departments.  Earlier,  he was Chief  Engineer.  From
                           1972 to 1982,  Smith was Design  Group  Leader at the
                           Ford  Motor  Company  -  Heavy  Truck  Division,   in
                           Dearborn, Michigan, where he also held positions as project engineer, and product planning analyst. Smith also serves on the board of directors of Bissell
                           Corporation in Grand Rapids, Michigan. He is a past member of the Board of Trustees of the Muskegon Art
                           Museum,  is a Foundation Board member of Grand Valley
                           State  University,  and was a  Cabinet  Fund  Raising
                           Board member of the Grand Rapids Children's Museum. A resident of Grand Rapids, Michigan, Smith attended the University of Michigan where he earned bachelor's
                           (1970) and master's (1971) degrees in mechanical engineering and an MBA (1979.) Mr. Smith is a member of the audit committee. Mr. Smith has been appointed to fill the vacancy resulting from the resignation of Mr. Eisenhaure. Mr. Smith's term of office expires in 2004.




     There are no family relationships among any of our directors or executive officers.

Meetings and Committees

     General. The board of directors held a total of 13 meetings during 2002. Each member of the board of directors attended at least 75% of the aggregate number of meetings of the board of directors and each committee on which he or she served. Our board of directors has an audit committee, a compensation committee and a nominating committee. No member of the audit or compensation committee is an employee of Beacon.

     Audit Committee. The members of the audit committee are responsible for the engagement, compensation and oversight of the work of our independent auditors and reviewing our accounting controls and the results and scope of audits including the resolution of disagreements, if any, with management regarding financial reporting, and for other services provided by our independent auditors. Our independent auditors report directly to our audit committee. The current members of the audit committee are Mr. Socha, Mr. Deutch and Mr. Smith. The audit committee held four separate meetings and one combined meeting with the board of directors during the last fiscal year. As required by the rules of the NASDAQ, our board of directors has approved the audit committee's written charter and determined that all of the members of the audit committee satisfy the independence and other applicable requirements of the listing standards of NASDAQ.

     Compensation Committee. The compensation committee is responsible for reviewing and recommending to the board of directors the amount and type of non-stock and stock compensation to be paid to senior management and establishing and reviewing general policies relating to compensation and benefits of employees. The compensation committee is Mr. Socha. The compensation committee held no meetings during the last fiscal year that were not part of a full meeting of the board of directors.

     Nominating Committee. The members of the nominating committee are responsible for recommending nominee directors to our board of directors. The board as a whole then reviews the qualifications of nominee directors and recommends to the stockholders the election of our directors. A stockholder may nominate a person for election as a director by complying with Section 2.2 of our By-Laws, which provides that advance notice of a nomination must be delivered to Beacon and must contain the name and certain information concerning the nominee and the stockholders who support the nominee's election. A copy of this By-Law provision may be obtained by writing to Beacon Power Corporation,
Attn: Secretary, 234 Ballardvale Street, Wilmington, MA 01887. The current members of the nominating committee are Mr. Stanton and Mr. Deutch. The nominating committee held no meetings during the last fiscal year that were not part of a full meeting of the board of directors.


Director Compensation

     We have adopted a compensation package that consists of stock options and cash designed to compensate board members who are not our employees ("non-employee directors"). All non-employee directors serving on our board of directors have received options to purchase 10,000 shares of our common stock. Options granted to directors who were on the board of directors prior to our initial public offering are fully vested with an exercise price equal to $6.00. Non-employee directors who joined our board of directors receive options to purchase 10,000 shares of our common stock that vest monthly over a 12-month period and have an exercise price equal to the fair market value of the common stock on the date of grant. On the anniversary date of each particular non-employee director's appointment to our board, each non-employee director will receive options to purchase 10,000 shares of our common stock that vest monthly over a 12-month period and have an exercise price equal to the fair market value of the common stock on the date of grant.

     Non-employee directors also receive an annual retainer of $10,000, payable quarterly, plus $2,000 for each board of directors meeting attended in person and $500 for each meeting attended by telephone. Audit committee members receive an annual retainer of $50,000 for 2003 and $30,000 for 2004 payable quarterly plus $500 per meeting. The board of directors will establish audit committee retainers for years subsequent to 2004 during 2004. All other committee members receive $500 per meeting. We also reimburse directors for reasonable out-of-pocket expenses incurred in the performance of their duties.

Limitation of Liability and Indemnification

     Our certificate of incorporation limits the liability of our directors, officers and various other parties whom we have requested to serve as directors, officers, trustees or in similar capacities with other entities to us or our stockholders for any liability arising from an action to which such persons are a party by reason of the fact that they were serving us or at our request to the fullest extent permitted by the Delaware General Corporation Law.

     We have entered into indemnification agreements with our directors and officers. Subject to certain limited exceptions, under these agreements, we will be obligated, to the fullest extent permitted by the Delaware General Corporation Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or officers. We also maintain liability insurance for our directors and officers in order to limit our exposure to liability for indemnification of our directors and officers.

Term of Office for our Executive Officers

     Our officers serve until their successors are appointed by our board of directors.

                       COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

     The following table sets forth the total compensation paid in the years ended December 31, 2002, 2001 and 2000 to our chief executive officer and five of our other executive officers whose aggregate compensation exceeded $100,000 in 2002.

                         SUMMARY COMPENSATION TABLE (1)


                                                      ANNUAL COMPENSATION
                                                                                                 Securities
                                                                                                 Underlying     All Other (2)
               Name and Principal Position                  Year       Salary          Bonus       Options       Compensation
---------------------------------------------------------- -------- ------------- ------------- -------------- -----------------
F. William Capp (3)                                           2002     $ 220,000     $      --             --         $ 212,685
President and Chief Executive Officer                         2001     $  12,692     $  90,000        900,000         $   2,765

William J. Driscoll (4)                                       2002     $ 145,769     $  21,839        100,000         $      --
Vice President of Engineering                                 2001     $  37,500     $      --         50,000         $      --

Robert D. French (5)                                          2002     $ 147,000     $  43,719         80,000         $   1,719
Former Vice President of Manufacturing                        2001     $ 140,000     $      --             --         $   1,719
                                                              2000     $  91,346     $  16,707        200,000         $   1,880

Matthew L. Lazarewicz (6)                                     2002     $ 157,500     $  32,573         80,000         $   1,073
Vice  President and Chief Technical Officer                   2001     $ 150,000     $  35,000             --         $   1,073
                                                              2000     $ 155,769     $  50,000         50,000         $   1,174

Maureen A. Lister (7)                                         2002     $  46,848     $  52,500             --         $ 277,258
Former Vice President of Operations Management and            2001     $ 140,000     $      --             --         $     493
Chief Administrative Officer                                  2000     $ 125,000     $ 115,241        118,000         $     539

James M. Spiezio (8)                                          2002     $ 168,000     $  51,094         80,000         $   3,094
Vice President of Finance, Chief Financial Officer,           2001     $ 160,000     $      --             --         $   3,094
Treasurer and Secretary                                       2000     $ 111,712     $ 100,241        200,000         $   3,717

----------------------

1) Columns required by the rules and regulations of the Securities and Exchange Commission that contain no entries have been omitted.

2) Amounts represent term life insurance premiums paid by the executive and reimbursed by Beacon plus an amount to reimburse the executive for taxes paid on the amount of the premium. Mr. Capp also received other compensation relating to realtor expenses and temporary living costs and the related taxes on these items. Ms. Lister's other compensation includes severance costs relating to the termination of her employment as defined in her employment contract.

3)   We hired Mr. Capp in December 2001.

4)   We hired Mr. Driscoll in September 2001.

5)   Mr. French's employment with Beacon terminated on December 31, 2002.

6)   We hired Mr. Lazarewicz in February 1999.

7)   Ms. Lister's employment with Beacon terminated on March 12, 2002.

8)   We hired Mr. Spiezio in May 2000.


Employment and Consulting Agreements

     We entered into employment agreements with Messrs. Capp, Driscoll, French, Lazarewicz, Stanton, Spiezio, and Ms. Lister. The agreements with Messrs. French and Stanton and Ms. Lister have been terminated. We have agreements with the remaining executives and the current base salary under these agreements is $220,000 in the case of Mr. Capp; $150,000 in the case of Mr. Driscoll, $168,000 in the case of Mr. Spiezio; and $158,000 in the case of Mr. Lazarewicz. The agreements with Messrs. Capp and Lazarewicz contain provisions for bonuses, and Mr. Capp's agreement also provided for a $90,000 signing bonus. In the event of the termination of an employment agreement by us without cause or resignation by the executive for good reason, we must pay the executive a severance payment equal to between twenty weeks and twelve months base salary depending on the duration of the executive's employment. Additionally, in the event of such a termination or resignation, we are obligated to continue to provide benefits to the executive for between twenty weeks and one year and accelerate the executive's vesting of his or her stock options by up to 66% depending on the duration of the executive's employment. In the agreements with Messrs. Capp and Lazarewicz we are obligated to pay the executive a prorated bonus to the date of termination. In the event that the executive's employment is terminated as a result of death or disability, we are obligated to pay the executive or his or her estate severance equal to three months salary, provide benefits for one year from the date of termination and accelerate the vesting of the executive's stock options by up to 66%. If, in connection with a payment under an employment agreement, an executive incurs any excise tax liability on the receipt of "excess parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986, as amended, the employee agreements provide for gross-up payments to return them to the after-tax position they would have been in if no excise tax had been imposed. As used in the employment agreements, "cause" means an act constituting fraud, embezzlement or other felony committed by the executive, a material breach of the executive's obligations to us or of our policies or the engagement by the executive in willful misconduct. As used in the employment agreements with Messrs. Capp and Lazarewicz, "for good reason" means a material diminution of the executive's duties, a material breach by us of our obligations to the executive, a breach by us of the requirement that the executive provide primary services in a location that is no more than fifty miles from Wilmington, Massachusetts, a sale of us or, in the case of our chief executive officer, the failure to appoint him as a member of our board of directors or the removal of him from our board of directors without cause. In the employment agreements with Messrs. Driscoll and Spiezio "for good reason" is limited to a breach by us of the requirement that the executive provide primary services in a location that is no more than fifty miles from Wilmington, Massachusetts. Also, if we do not offer to renew the employment agreements with Messrs. Capp and Lazarewicz upon their scheduled expiration and if the executive's employment then ceases, then for 12 months we must pay him monthly amounts equal to one-twelfth of his base salary and of last year's bonus. The employment agreements with Messrs. Driscoll and Spiezio do not contain this clause.

Equity Compensation Plan Information

                      Equity Compensation Plan Information

                                                     (a)                     (b)                       (c)
                                                                                               Number of securities
                                             Number of securities                            remaining available for
                                              to be issued upon       Weighted-average        future issuance under
                                                 exercise of          exercise price of     equity compensation plans
                                             outstanding options,   outstanding options,      (excluding securities
               Plan category                 warrants and rights     warrants and rights           reflected in
                                                                                                    column (a)

               Equity compensation plans
                   approved by security
                   holders                                  --                     --                            --
               Equity compensation plans
                   not approved by
                   security holders                  5,387,343               $   1.74                     3,405,106
                                               ----------------       ----------------              ----------------
                        Total                        5,387,343               $   1.74                     3,405,106

     For additional information concerning our equity compensation plans, see discussion in footnotes 9 and 10 to our consolidated financial statements, Stock Options and Employee Stock Purchase Plan, on pages 43 and 44 of our Annual Report on form 10-K for 2002, which is incorporated by reference.


Option Grants in Last Fiscal Year

     The following table sets forth information regarding stock options granted during 2002 to our executive officers listed in the Summary Compensation Table. During 2002, we granted options to purchase an aggregate of 2,946,000 shares of common stock to employees and 60,000 shares of common stock to directors. The exercise price per share for these options was equal to the fair market value of the common stock as of the grant date as determined by our board of directors.

                        Option Grants in Last Fiscal Year

                                   Number of      Percent of                                       Potential Realizable Value
                                   Securities   Total Options          Individual Grants             at Assumed Annual Rates
                                                                ---------------------------------
                                   Underlying     Granted to     Exercise                          of Stock Price Appreciation
                                    Options      Employees in      Price                               for Option Term (1)
                                                                                                  ------------------------------
            Name                    Granted      Fiscal Year     ($/Share)     Expiration Date       5% ($)         10% ($)
-----------------------------     ------------- --------------- ------------ -------------------- -------------- ---------------
F. William Capp                             --       0.0%               N/A  N/A                            N/A             N/A
William J. Driscoll                    100,000       3.4%              0.70  March 15, 2011              44,023         111,562
Robert D. French                        80,000       2.7%              0.70  March 31, 2003                 N/A             N/A
Matthew L. Lazarewicz                   80,000       2.7%              0.70  March 15, 2011              35,218          89,250
Maureen A. Lister                           --       0.0%               N/A  N/A                            N/A             N/A
James M. Spiezio                        80,000       2.7%              0.70  March 15, 2011              35,218          89,250
------------------

(1) The dollar amounts under these columns represent the potential realizable value of each grant assuming that the market value of our common stock appreciates from the date of grant to the expiration of the option at annualized rates of 5% and 10%. These assumed rates of appreciation have been specified by the SEC for illustrative purposes only and are not intended to forecast future financial performance or possible future appreciation in the price of our common stock. The actual amount the executive officer may realize will depend on the extent to which the stock price exceeds the exercise price of the options on the date the option is exercised.

                          Fiscal Year-End Option Values

                         Number of Securities Underlying

                                                                             Value of Unexercised
                                          Unexercised Options at             in the Money Options
                                         The Fiscal Year End (#)          at Fiscal Year End ($)(1)
                                      Exercisable      Unexercisable     Exercisable    Unexercisable
F. William Capp                              500,000           400,000         $   --          $   --
William J. Driscoll                           50,000           100,000         $   --          $   --
Robert D. French                             160,000           120,000         $   --          $   --
Matthew L. Lazarewicz                        226,666            70,000         $   --          $   --
Maureen A. Lister                                 --                --         $   --          $   --
James M. Spiezio                             113,333           120,000         $   --          $   --
------------------

(1) Based on a per share price of $0.21, the closing price of our common stock on the NASDAQ National Market on December 31, 2002.


                          COMPENSATION COMMITTEE REPORT

     The Compensation Committee of Beacon's board of directors (the "Committee") has the authority to set the compensation of Beacon's Chief Executive Officer and all executive officers and makes the following report for the year 2002. The Committee has the responsibility to review the design, administration and effectiveness of all programs and policies concerning executive compensation. The Committee administers Beacon's Amended and Restated 1998 Stock Incentive Plan. The Committee also administers Beacon's Employee Stock Purchase Plan. In addition, the Committee has responsibility for the review and approval of the Management Incentive Program(s) to be in effect for the Chief Executive Officer, executive officers and key employees each fiscal year. The Committee for most of 2002 was composed of two independent, non-employee directors who had, and now is composed of one independent, non-employee director who has, no interlocking relationships as defined by the Securities and Exchange Commission.

     General Compensation Philosophy. Beacon operates in the competitive and rapidly changing power technology industry. The Committee strives to maintain compensation programs that allow Beacon to respond to the competitive pressures within this industry. Beacon's compensation philosophy is to offer compensation opportunities that are linked to Beacon's business objectives and performance, individual performance and contributions to Beacon's success, and enhanced shareholder value. These compensation opportunities are intended to be competitive within this industry and enable Beacon to attract, retain and motivate the management talent necessary to achieve Beacon's overall business objectives and ensure Beacon's long-term growth.

     Compensation  Components.  It  is  the  Committee's  objective  to  have  a
substantial  portion  of  each  executive  officer's  compensation   opportunity
conditional ("at risk") upon Beacon's performance, as well as his or her contribution to Beacon's meeting its objectives and to design a total compensation and incentive structure to motivate and reward success, balancing short and long-term goals. Beacon's executive compensation program consists of three major components: (i) base salary; (ii) an annual management incentive bonus; and (iii) long-term incentives. The second and third elements constitute the "at risk" portion of Beacon's overall compensation program.

     Base Salary. The Committee annually reviews each executive officer's base salary. The base salary for each officer reflects the salary levels for comparable positions in the industry and in published surveys. These surveys include companies with whom Beacon competes for senior-level executives. In addition, the Committee considers the executive's individual performance and Beacon's success in achieving the annual business objectives. The Committee exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered. The relative weight given to each factor varies with each individual in the sole discretion of the Committee. Each executive officer's base salary is adjusted each year on the basis of (i) the Committee's evaluation of the officer's personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. The Committee attempts to fix base salaries on a basis generally in line with base salary levels for comparable companies.

     Annual Management Incentive Bonus. The annual management incentive bonus is the first "at risk" executive compensation element in Beacon's executive compensation program. At the beginning of each year, the Committee establishes objectives for the management incentive bonus program drawn from the fiscal year business plan approved by the Board of Directors. Additionally, at the beginning of each year, the Committee establishes bonus award targets for the Executive Officers. The bonus plan has a threshold level of performance by Beacon that must be achieved before any bonuses are awarded. The bonus amounts payable to each Executive Officer are then determined by considering Beacon's performance and individual performance.

     Long-Term Incentive Program ("LTIP"). The LTIP is the second "at risk" element of Beacon's compensation program in which executive officers and all other employees participate. This program has consisted solely of stock options, not cash. The Committee views the granting of stock options as a significant method of aligning management's long-term interests with those of the shareholders, which bring into balance short and long-term compensation with Beacon's goals, fostering the retention of key executive and management personnel, and stimulating the achievement of superior performance over time. Awards to executives are based upon criteria which include an individual's current position with Beacon, total compensation, unvested stock options, the executive's performance in the recent period, expected contributions to the achievement of Beacon's long-term performance goals, and current competitive practice. The relative weight given to each of these factors will vary from executive to executive at the Committee's discretion. After giving consideration to the criteria deemed relevant by the Committee, including prior option grants made to Beacon executives, a competitive analysis of Beacon's option program and overall compensation programs against the programs of companies of similar size and industry, and the recommendations of Beacon's management, the Committee approved the stock option grants to the executive officers listed in the summary Compensation Table set forth in the option grant table. These stock options were granted at exercise prices equal to the fair market value of the stock at the effective date of the grant, become exercisable over three years and have a term of ten years.

     Compensation of Chief Executive Officer. F. William Capp, Beacon's Chief Executive Officer and President, receives competitive compensation and regular benefits in effect for senior executives of Beacon. Mr. Capp's base salary will be reviewed annually and adjusted as determined on the same basis as other senior executives of Beacon, based on the factors noted above in "Compensation Committee Report - Base Salary". Mr. Capp also received a cash bonus at the beginning of his employment with Beacon in the amount of $90,000. This amount was determined by the Committee as a part of his offer for employment. In addition to such cash compensation, Mr. Capp also received options to acquire an aggregate of 900,000 shares of Common Stock at exercise prices equal to the fair market value of the Common Stock on the date of grant. The vesting of all of such options accelerates upon a sale of Beacon.

     Employee Stock Purchase Plan. Beacon maintains an employee stock purchase plan that qualifies under Section 423 of the Internal Revenue Code and permits substantially all of its employees to purchase shares of its common stock. Participating employees may purchase common stock at a purchase price equal to 85% of the lower of the fair market value of the common stock at the beginning of an offering period or on the exercise date. Employees may designate up to 15% of their base compensation for the purchase of common stock under this plan. Beacon's executive officers are eligible to participate in this program, subject to any applicable tax laws.

     Retirement Plans. Beacon maintains a plan that complies with the provisions of Section 401(k) of the Internal Revenue Code. Substantially all U.S. employees are eligible to participate in this plan, and eligibility for participation commences upon hiring. Beacon's executive officers are eligible to participate in this program, subject to any applicable tax laws. Each participant in the Plan may elect to contribute a percentage of his or her annual compensation to the Plan on a pre-tax basis up to the annual limit established by the Internal Revenue Service. The Company matches employee contributions at a rate of 50% up to the first 6% of the employee's contributions. The Company may also elect to make a profit-sharing contribution at the discretion of the Board of Directors. Employee contributions are fully vested. Company matching and profit sharing contributions vest 20% after two years of service consisting of at least 1,000 hours per calendar year and 20% annually thereafter.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Beacon's Amended and Restated 1998 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Cash and other non-performance based compensation paid to Beacon's executive officers for fiscal 2002 did not exceed the $1 million limit per officer, and the Committee does not anticipate that the non-performance based compensation to be paid to Beacon executive officers will exceed that limit. Because it is unlikely that the cash compensation payable to any of Beacon's executive officers in the foreseeable future will approach the $1 million limit, the Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to Beacon's executive officers. The Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

     It is the opinion of the Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align Beacon's performance and the interests of Beacon's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.


                             Submitted by the Compensation Committee:

                             Kenneth M. Socha, Chairman



                             AUDIT COMMITTEE REPORT

     In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2002, the Audit Committee (i) reviewed and discussed the audited financial statements with management, (ii) discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by Statement of Auditing Standards 61 (as modified or supplemented) and (iii) received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (as modified or supplemented) and discussed the independence of Deloitte & Touche LLP with Deloitte & Touche LLP. Based on the review and discussions referred to above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002.

                             Submitted by the Audit Committee:

                             Jack P. Smith
                             Kenneth M. Socha
                             Philip J. Deutch

                              CORPORATE PERFORMANCE

     The line graph below compares the cumulative total stockholder return for the year ended December 31, 2002 of our common stock against the cumulative total return of the Nasdaq Stock Market Index and the Dow Jones Utility Average. The graph and table assume that $100 was invested on January 1, 2002, in each of our common stock, the Nasdaq Stock Market Index and the CIBC Power Technology, and that all dividends were reinvested. No cash dividends have been declared on our common stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC
                                [OBJECT OMITTED]


                           12/31/2001   3/31/2002   6/30/2002   9/30/2002     12/31/2002
Beacon Power Corporation     100.00       39.23       16.92       13.08         16.15

Dow Jones Utility Index      100.00      104.01       93.18       73.17         73.21

Nasdaq Composite             100.00       94.61       75.02       60.09         68.47

     * Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities ("Insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us and on written representations from our Insiders, we believe that during 2002 all of our Insiders met their Section 16(a) filing requirements.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Strategic Investment

     On March 24, 2003, the Company announced that it had committed to invest $1,000,000 in the Series A Preferred Stock of Evergreen Solar, Inc., a public company which specializes in renewable energy sources, in order to develop a strategic relationship with that company. Our investment was part of a larger financing provided by several investors. We made our investment on the same terms as the other investors in this financing. The purchase price of the Series A Preferred will equal 85% of the average closing trading price of Evergreen Solar Common Stock on the Nasdaq National Market for the 60 consecutive trading days ending two trading days before closing, subject to a floor of $0.68 and a ceiling of $1.12 per share. In addition we also purchased a three-year warrant exercisable for 2,400,000 shares of Evergreen's common stock. The warrant has a purchase price of $100,000 and a cash exercise price of between $2.93 and $3.37 per share, depending on the final price of the Series A Preferred. We were the only investor given the opportunity to purchase a warrant which we believe makes our investment terms more favorable than those received by the other investors. Evergreen's financing was a private placement of $29.475 million of its Series A Preferred Stock and the above warrant. Perseus 2000, L.L.C., an affiliate of one of the Company's stockholders, Perseus Capital, L.L.C., invested $3 million in Evergreen's Series A Preferred Stock, and led the investor group in this financing. Mr. Philip J. Deutch and Mr. Kenneth M. Socha, members of the Board of Directors of the Company, are Managing Director and Senior Managing Director, respectively, of Perseus, L.L.C., and Mr. Deutch is one of four individuals from the Evergreen investor group to be added to the Board of Directors of Evergreen when the investment closes. Messrs. Deutch and Socha disclosed their possible conflict relating to this transaction, and abstained from voting on the matter. Beacon's participation in the transaction was evaluated, debated and approved by all the disinterested directors of the Company, after full disclosure of relevant facts and circumstances.


Advances to Certain Officers

     During 2001, the Company advanced approximately $785,000 to three officers of the Company. These advances are interest bearing and secured by the officers' holdings of Beacon Power Corporation common stock and were provided to the officers to allow them to exercise stock options and in one case, to pay the related taxes. Through December 31, 2002, the Company has collected approximately $311,000 in payments on these advances. In June 2002, due to the current market value of the pledged securities and the uncertainty of collection of the advance, the Company took a charge in the amount of $426,148 to reserve the remaining balance of the advance to Mr. William Stanton, its former CEO and president. This loan, however, has not been cancelled and is partially secured by 308,318 shares of the Company's stock. Mr. Stanton continues to be a director of the Company. This charge is included in other expenses in the accompanying consolidated statement of operations. The remaining advance balance of approximately $68,000 at December 31, 2002 is included in prepaid and other assets in the Company's consolidated balance sheet.

Licenses with SatCon

     SatCon has granted us a perpetual, exclusive, royalty-free, worldwide right and license to all patents, patent applications, technical knowledge, information and know-how in existence in May 1997 and any improvements on that intellectual property developed by SatCon prior to the completion of our initial public offering which relate to the field of flywheel energy storage products, systems and processes for stationary terrestrial (in or on ground or affixed to structures on ground) applications, but not for satellite or other non-terrestrial, stationary applications. We do not have the right to sublicense this technology other than in connection with our manufacturing and distribution operations. We will not have any rights to future improvements to its flywheel technology that SatCon develops after our initial public offering. We have granted SatCon a perpetual, worldwide, royalty-free, exclusive right and license to use any improvements upon the flywheel energy storage technology for any applications made by us other than stationary terrestrial applications. SatCon's rights to further improvements made by us in our flywheel technology terminated upon the consummation of our initial public offering. The license from SatCon is terminable by SatCon in certain limited circumstances, including our bankruptcy, upon the material breach of our obligations under the license, the exercise of certain put rights granted by SatCon to certain of our investors and upon notice by SatCon that the license agreement infringes upon the rights of a third party. SatCon is a shareholder in our company. The Company may transfer the license without SatCon's consent in the event of a transfer of all or substantially all of the assets of, or majority interest in the voting stock of the Company or merger of the Company with one or more companies.

Agreement with GE Corporation Research and Development

     As a result of the investment in our company by GE Capital Equity Investments, Inc., we have entered into an agreement with GE Corporate Research and Development ("GE CR&D"), under which GE CR&D will provide us with technical expertise in controls and materials. Under the terms of that agreement, GE CR&D has agreed to make available to us up to $2,000,000 of its services at cost and we have issued GE Equity a warrant to purchase 240,000 shares of our common stock at an exercise price of $2.10 per share. Of these warrants, 120,000 vested immediately and 120,000 will vest ratably to the extent to which we use GE CR&D's services. This agreement terminates, and any unvested options are forfeited, on November 1, 2003. GE Equity is a shareholder in our company. We did not engage GE CR&D for any services during 2002; thus no other warrants were vested during 2002.

DQE Enterprises Distribution Agreement

     In connection with our May 1997 formation, DQE Enterprises, a subsidiary of DQE, Inc., entered into a letter agreement with us pursuant to which, among other things, we have agreed to appoint DQE Enterprises or one of its affiliates as our exclusive distributor of our flywheel products for stationary energy storage applications in the states of Pennsylvania, New York, Ohio, West Virginia, Maryland, Delaware, Virginia and the District of Columbia. Under this agreement, we retained the right to make sales in this territory to cable and telephone companies and to electric utilities for their internal use. DQE Enterprises also has a nonexclusive right to distribute the products outside this territory, which we have the right to terminate at any time. The distribution rights have a term of 20 years from the commencement of commercial production of our products, provided that the rights may be terminated earlier if DQE Enterprises does not meet sales targets to be agreed upon in the future. We have agreed to sell our products to DQE Enterprises at the lower of (i) cost of goods sold (including certain overhead expenses) plus 30% and (ii) the lowest price at which the products are sold to others. DQE Enterprises is a shareholder in our company. The terms of the agreement were determined on the basis of arms-length negotiations.

Registration Rights Agreement

     Perseus Capital, DQE Enterprises, Micro-Generation, Beacon Group, Penske, SatCon and GE Capital Equity Investments, Inc., have the right to demand that we register their shares on up to two occasions, provided the anticipated aggregate offering is at least $500,000. In addition, these holders may require us to file additional registration statements on Form S-3. These holders will also have the right to include the shares of common stock they hold or acquire upon the exercise of the warrants in any registration statements we file with the Securities Exchange Commission, other than registration statements filed with respect to employee benefit plans or in connection with an acquisition. We are not required to file more than one registration statement in any six-month period. We are required to bear the costs of the exercise of these registration rights.

                                   PROPOSAL 2

                      RATIFICATION OF SELECTION OF AUDITORS

     We are submitting for ratification at the Annual Meeting the selection, by a majority of the members of the Board who are not officers or employees of Beacon, of Deloitte & Touche LLP ("Deloitte") as independent auditors to audit the books and accounts of Beacon for the fiscal year ending December 31, 2003. Such ratification requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. Representatives of Deloitte will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

     Deloitte has advised us that neither it nor any of its members has any direct financial interest in Beacon as a promoter, underwriter, voting trustee, director, officer or employee.

Audit Fees

     The aggregate fees billed for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2002, were $ 123,920, all of which were paid to Deloitte.

Financial Information Systems Design and Implementation Fees

     Deloitte did not render professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees

     The aggregate fees billed by Deloitte for services rendered to us, other than the services described above under "Audit Fees" for the fiscal year ended December 31, 2002, were $41,760. These services were for the preparation and filing of our 2001 income tax return and developing estimated payments for our 2002 income taxes as well as other tax advice.


THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF DELOITTE AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

                                  OTHER MATTERS

     Management does not know of any matters that will be brought before the Annual Meeting other than those specified in the Notice of Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the form of proxy, or their substitutes, will vote on such matters in accordance with their best judgment.

                              FINANCIAL STATEMENTS

     The Beacon 2002 Annual Report to Stockholders is provided to stockholders along with this form of Proxy and contains the financial statements of Beacon. The Annual Report and the financial statements contained therein are not to be considered as a part of this soliciting material.

                  STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     In order to be included in proxy materials for the 2004 Annual Meeting of Stockholders, stockholders' proposed resolutions must be received by Beacon at its offices, 234 Ballardvale Street, Wilmington, Massachusetts 01887 on or before December 24, 2003. Beacon suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of Beacon.

     If a stockholder of Beacon wishes to present a proposal before the 2004 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in Beacon's proxy statement and proxy card, such stockholder must give written notice to the Secretary of Beacon at the address noted above. The Secretary must receive such notice by January 23, 2004. If a stockholder fails to provide timely notice of a proposal to be presented at the 2004 Annual Meeting of Stockholders, the proxies designated by the Board of Directors of Beacon will have discretionary authority to vote on any such proposal.

                             By order of the Board of Directors,
                             Beacon Power Corporation

                             /s/ F. William Capp

                             F. William Capp
                             President and Chief Executive Officer

Wilmington, Massachusetts
April 25, 2003